                        Exhibit 5.1

March 27, 2026
Energy Vault Holdings, Inc.
4165 East Thousand Oaks Blvd., Suite 100
Westlake Village, California 91362
Ladies and Gentlemen:
We have acted as counsel for Energy Vault Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 34,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on March 27, 2026, which Common Stock may be issued from time to time in accordance with the terms of the Energy Vault Holdings, Inc. 2022 Equity Incentive Plan (as amended from time to time, the “Plan”).
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Common Stock will be issued in accordance with the terms of the Plan.
Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the shares of Common Stock have been duly authorized and, when the shares of Common Stock are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, the shares of Common Stock will be validly issued, fully paid and nonassessable.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Texas Tower, 845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Energy Vault Holdings, Inc. March 27, 2026 Page 2

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

    Very truly yours,

    /s/ Vinson & Elkins LLP